                                                                    Exhibit 99.1

                          Resorts International, Inc.

                                 1133 Boardwalk
                            Atlantic City, NJ 08401

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T

                                 March 29, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408


Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, Resorts International Hotel, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 31, 2000 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.


                                        Very truly yours,

                                        Resorts International Hotel, Inc.

                                        /s/ Joseph D'Amato

                                        Joseph D'Amato
                                        Senior Vice President of Finance